Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, SVP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 290-8769
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Announces $20 Million Expansion in Western Oklahoma

DENVER—August 2, 2007—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced it will invest $20 million to expand its operations in Western Oklahoma.  Since the acquisition of the Foss Lake gathering system in Western Oklahoma in December 2003, throughput volumes have increased more than 100 percent, surpassing the capacity of the existing processing facilities.

To accommodate the significant increase in the volume of gas gathered and processed in the Foss Lake system and to support the continued exploration and development of the prolific Anadarko basin in Western Oklahoma, MarkWest will construct a new processing plant adjacent to the existing Foss Lake processing facilities. The new plant is expected to be operational by mid 2008 and will expand the system processing capacity from 95 million cubic feet per day to 155 million cubic feet per day.

In addition, to expand the Foss Lake system outlet delivery options, MarkWest is building a new pipeline to allow the delivery of Foss Lake residue gas to the ANR Pipeline Company interstate gas transmission pipeline in addition to the current delivery to the Panhandle Eastern Pipeline. The new processing facility and expansion of the residue gas delivery options will further strengthen MarkWest’s competitive position in the Western Oklahoma gas gathering and processing market.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is one of the largest processors of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  These forward-looking statements, which in many instances can be identified by words like “may,” “will,” “should,” “expects,” “plans,” “believes” and other comparable words, involve risks and uncertainties that affect our operations, financial performance and other factors, as discussed in our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements, specifically those including those referring to future performance, growth, cash flow, operating income, distributable cash flow (DCF), distributions, or other factors, are reasonable, but are not guarantees of future performance and we can give no assurance that such expectations will prove to be correct and that projected performance or distributions may not be achieved.  Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, our Annual

Report on Form 10-K for the year ended December 31, 2006, as amended, and our Quarterly Reports on Form 10-Q, each as filed with the SEC.  You are also urged to carefully review and consider the cautionary statements and other disclosures, including those under the heading “Risk Factors,” made in those filings, which identify and discuss significant risks, uncertainties and various other factors that could cause actual results to vary significantly from those expressed or implied in the forward-looking statements.  We do not undertake any duty to update any forward-looking statement.